Exhibit 10.1

AMENDED AND RESTATED

SEVERANCE AND NONCOMPETITION AGREEMENT

This SEVERANCE AND NONCOMPETITION AGREEMENT (“Agreement”), originally made as of June 29, 2006 by and between National Mentor Holdings, Inc., a Delaware corporation, (the “Company”), and [NAME] (“Executive”), is hereby amended and restated dated December 31, 2008 and effective January 1, 2009.

WHEREAS, an Agreement and Plan of Merger (the “Merger Agreement”) was previously entered into by and among NMH Holdings, LLC, a Delaware limited liability company (“Parent”), NMH Mergersub, Inc. a Delaware corporation wholly owned by Parent, and National Mentor Holdings, Inc., a Delaware corporation, pursuant to which the Company became a wholly owned subsidiary of Parent;

WHEREAS, obtaining the Executive’s promise to be bound by the restrictive covenants set forth in this Agreement was a significant factor in the decision of the Parent to enter into the Merger Agreement, and in connection therewith the restrictive covenants set forth in Section 3 of this Agreement are necessary to protect the Parent’s and the Company’s legitimate business interests;

WHEREAS, as consideration to induce the Executive to comply with the restrictive covenants set forth in this Agreement, the Company shall continue to employ Executive as an at-will employee and provide the severance payments described in this Agreement; and

WHEREAS, the parties hereto have agreed that it is mutually beneficial to amend and restate the Agreement effective January 1, 2009 to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW THEREFORE, in consideration of the foregoing, and of mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

1.                                       Effective Date of Agreement.  This Agreement became effective as of the closing of the transactions contemplated under the Merger Agreement, at the Effective Time (the “Effective Date”), and shall remain in effect until terminated pursuant to Section 2, below; provided, however, that the restrictive covenants contained in Section 3 below and all other provisions contained in this Agreement which by their terms survive any termination of this Agreement shall remain in full force and effect thereafter.

2.                                       Termination.

a.                                       For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(i)          “Cause” shall mean:  (A) the commission by the Executive of an act of fraud or embezzlement, (B) the indictment or conviction of the Executive for (x) a felony or (y) a crime involving moral turpitude or a plea by Executive of guilty or nolo contendere involving such a crime (to the extent it gives rise to an adverse effect on the business or reputation of the Company or any of its subsidiaries), (C) the willful misconduct by the Executive in the performance of Executive’s duties, including any willful misrepresentation or willful concealment by Executive on any report submitted to the Company (or any of its securityholders or subsidiaries) which is not of a de minimis nature, (D) the violation by Executive of a written Company policy regarding substance abuse, sexual harassment or discrimination policies or any other material written policy of the Company regarding employment, (E) the willful failure of the Executive to render services to the Company or any of its subsidiaries in accordance with Executive’s employment which failure amounts to a material neglect of the Executive’s duties to the Company or any of its subsidiaries, (F) the repeated failure of the Executive to comply with reasonable directives of the Board of Directors of the Company or the Chief Executive Officer of the Company consistent with the Executive’s duties or (G) the material breach by Executive of any of the provisions of any agreement between Executive, on the one hand, and the Company or a securityholder or an affiliate of the Company, on the other hand.  Notwithstanding the foregoing, with respect to clauses (C), (D), (E), (F) and (G) above, Executive’s termination of employment with the Company shall not be deemed to have been terminated for Cause unless and until (X) Executive has been provided written notice of the Company’s intention to terminate his employment for Cause and the specific facts relied on, (Y) Executive has been provided ten (10) business days from the receipt of such notice to cure any such conduct or omission giving rise to a termination for Cause, and (Z) Executive does not cure any such conduct or omission within such ten business-day period.

(ii)         “Code” shall mean the Internal Revenue Code of 1986, as amended.

(iii)        “Disability” shall mean the inability of the Executive to perform the essential functions of Executive’s job, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a continuous period of six months.  The period of six months shall be deemed continuous unless Executive returns to work for at least 30 consecutive business days during such period and performs during such period at the level and competence that existed prior to the beginning of the six-month period.  The date of such Disability shall be on the first day of such six-month period.

(iv)        “Severance Termination” shall mean the termination of Executive’s employment by the Company without Cause (other than by reason of death or Disability) or the Executive’s termination of the employment relationship for Good Reason.

(v)         “Good Reason” shall mean (A) a change by the Company or NMH in Executive’s duties and responsibilities which is materially inconsistent with Executive’s position in the Company or in NMH, (B) a material reduction in Executive’s annual base salary or annual bonus opportunity, provided that any reduction of up to ten percent (10%) of Officer’s salary or bonus opportunity (in effect on June 29, 2006) that is part of a plan to reduce compensation of comparably situated employees of Company generally shall not be considered a “material reduction in Officer’s annual base salary or annual bonus opportunity” hereunder, (C) a material breach by the Company of the employment agreement, if any, between Executive and the Company or one of its subsidiaries or (D) the relocation of the Executive’s principal place of work from its current location to a location that is beyond a 50-mile radius of such current location.   Notwithstanding anything to the contrary in the foregoing, Executive shall only have “Good Reason” to terminate employment if Executive gives notice, in writing, to the Company of the act or omission which is alleged to constitute “Good Reason” within ninety (90) days of the initial occurrence thereof, and Company fails to remedy such act or omission within thirty (30) days following Company’s receipt of written notice from Executive specifying such act or omission.

b.                                      Executive’s employment may be terminated by the Company with or without Cause or any other reason at any time upon written notice to Executive (in accordance with the notice procedures of Section 8 and, in the event of a termination with Cause, in a manner consistent with Section 2(a)(i)); provided, that if such termination is by reason of Disability, such notice shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for such termination.  Executive may terminate his or her employment at any time with or without Good Reason or any other reason upon thirty (30) days advance written notice to the Company (in accordance with the notice procedures of Section 8).  Executive’s employment hereunder shall automatically terminate upon the Executive’s death.

c.                                       With respect to any termination of Executive’s employment hereunder, Executive shall be entitled to receive any unpaid portion of his base salary, and any unused vacation days accrued through the date of termination (which shall be paid in accordance with the Company’s normal payroll practices, but in no event later than 90 days following the Executive’s termination), together with such other Company benefits, if any, accrued through the date of termination in accordance with the applicable terms of the Company benefit plans.

d.                                      In the event of a Severance Termination, subject to Section 2(e) and to Executive’s continued compliance with the provisions of Section 3, the Company shall:

(i)            Continue to pay Executive’s base salary (at a rate in effect as of the date of the Severance Termination), in accordance with the Company’s regular payroll practices, for a period of twelve months.  Such payments shall begin on the payroll date next following Executive’s Severance Termination;

(ii)           Pay Executive an amount equal to the Executive’s annual cash bonus earned by Executive in respect of the year prior to the year in which such Severance Termination occurs.  Such amount will be payable in equal installments over a period of twelve months in accordance with the Company’s regular payroll practices. Such payments shall begin on the payroll date next following Executive’s Severance Termination; and

(iii)          For the one-year period beginning on the Executive’s Severance Termination, permit the Executive to elect to participate, subject to Executive’s continued payment to the Company of the “active employee” portion of the plan premiums during such period, in any health, medical and welfare benefit plans(s) maintained by the Company from time to time for the Company’s similarly situated active employees, provided that (i) Executive was participating in such plans at the time of Executive’s Severance Termination, (ii) such plan(s) permit continued participation by terminated employees and (iii) with respect to any such plan subject to Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), such coverage is co-extensive with COBRA and Executive makes a valid election of continuation coverage under COBRA.

e.             Any termination of employment triggering payment of benefits under this Agreement must constitute a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) before distribution of such benefits can commence.  For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of the Executive, but shall only act as a delay until such time as a separation from service occurs.

f.              Upon any termination of Executive’s employment hereunder, Executive shall execute and deliver to the Company a general release in form and substance reasonably satisfactory to the Company releasing the Parent, the Company, its directors, officers, agents and Executives of any form of liability, obligation, claim or cause of action relating to Executive’s employment by the Company.  Such executed release must be received by the Company no later than sixty (60) days following the date of the Executive’s “separation from service” as described above.  If such release is not received by such time, all severance payments set forth herein shall by irrevocably forfeited by the Executive.

g.             If any amount to be paid to Executive pursuant to this Agreement as a result of Executive’s termination of employment is “deferred compensation” subject to Section 409A of the Code and the rules and regulations thereunder and if the Executive is a “Specified Employee” (as defined under Section 409A of the Code) as of the date of Executive’s termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by the Company to Executive hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day following the six-month anniversary of Executive’s termination of employment for any reason other than death.  Any deferred compensation payments delayed in accordance with the terms of this paragraph shall be paid in a lump sum when paid.

3.                                       Restrictive Covenants.

a.                                       Confidentiality.

(i)          Executive will not at any time (whether during or after Executive’s employment with the Company), other than in the ordinary course of performing services for the Company, (x) retain or use for the benefit, purposes or account of Executive or any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”); or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information obtained by Executive in connection with the commencement of Executive’s employment with the Company or at any time thereafter during the course of Executive’s employment with the Company — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company and/or any third party that has disclosed or provided any of the same to the Company on a confidential basis (provided that with respect to such third party Executive knows or reasonably should have known that the third party provided it to the Company on a confidential basis) (“Confidential Information”) without the prior written authorization of the Board of Directors of the Company; provided, however, that in any event Executive shall be permitted to disclose any Confidential Information reasonably necessary (i) to perform Executive’s duties while employed with the Company or (ii) in connection with any litigation or arbitration involving this or any other agreement entered into between Executive and the Company before, on or after the date of this Agreement in connection with any action or proceeding in respect thereof.

(ii)         “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties to the extent the Executive knows or reasonably should have known of such breach by such third parties; (B) made legitimately available to Executive by a third party (unless Executive knows or reasonably should have known that such third party has breached any confidentiality obligation); or (C) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to disclose or make accessible any information; provided that, with respect to clause (C) Executive, except as otherwise prohibited by law or regulation, shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and shall reasonably cooperate with any attempts by the Company, at its sole cost, to obtain a protective order or similar treatment prior to making such disclosure.

(iii)        Except as required by law or otherwise set forth in Section 3(ii) above, or unless or until publicly disclosed by the Company, Executive will not disclose to anyone, other than Executive’s immediate family and legal, tax or financial advisors, the material provisions of this Agreement; provided that Executive may disclose the provisions of this Agreement (A) to any prospective future employer provided they agree to maintain the confidentiality of such terms or (B) in connection with any litigation or arbitration involving this Agreement.

(iv)        Upon termination of Executive’s employment with the Company for any reason, Executive shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) if such property is owned or used by the Company; (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential

Information or otherwise relate to the business of the Company, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain Confidential Information; and (C) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware to the extent such information is in Executive’s possession or control.  Notwithstanding anything elsewhere to the contrary, Executive shall be entitled to retain (and not destroy) information showing Executive’s compensation or relating to reimbursement of expenses that Executive reasonably believes is necessary for tax purposes and copies of plans, programs, policies and arrangements of, or other agreements with, the Company addressing Executive’s compensation or employment or termination thereof.

b.             Non-Competition; Non-Solicitation; Non-Interference.

(i)                               Non-Competition.  During the term of Executive’s employment and during the one year immediately following (x) the date of any termination of Executive’s employment with the Company by the Company with or without Cause and (y) if earlier than the date referenced in clause (x) hereof, the date that notice is given by Executive to the Company of Executive’s resignation from the Company for any reason (other than due to Executive’s death) (such period, the “Restricted Period”), Executive will not, directly or indirectly:

(A)          engage in any business that competes, wholly or in part, as of the Relevant Date (as defined below), in the provision or sale of acquired brain injury services, therapeutic foster care, other foster care or other home or community-based healthcare, therapy, counseling or other educational or human services to people with special needs, or any other business that the Company is actively conducting or is actively considering conducting at the time of Executive’s termination of employment (so long as Executive knows or reasonably should have known about such plan(s)), in each case in any geographical area within a 100 mile radius of the executive’s principle place of work with the Company or its affiliates, as applicable (a “Competitive Business”).  Notwithstanding the foregoing, if Executive is subject to a more restrictive noncompetition covenant in any agreement with the Company or any of its affiliates, the most restrictive of such noncompetition covenants shall apply;

(B)           enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which is a Competitive Business as of the date Executive enters such employment or renders such services; or

(C)           acquire a financial interest in, or otherwise become actively involved with, any Competitive Business which is a Competitive Business as of the date of such acquisition or involvement, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.

(ii)                            Notwithstanding the provisions of Section 3(b)(i)(A), (B) or (C) above, nothing contained in Section 3(b)(i) shall prohibit Executive from (A) investing, as a passive investor, in any publicly held company provided that Executive’s beneficial ownership of any class of such publicly held company’s securities does not exceed one percent (1%) of the outstanding securities of such class, (B) entering the employ of any academic institution or governmental or regulatory instrumentality of any country or any domestic or foreign state, county, city or political subdivision, or (C) providing services to a subsidiary or affiliate of an entity that controls a separate subsidiary or affiliate that is a Competitive Business, so long as the subsidiary or affiliate for which Executive may be providing services is not itself a Competitive Business and Executive is not, as an Executive of such subsidiary or affiliate, engaging in activities that would otherwise cause such subsidiary or affiliate to be deemed a Competitive Business.  For purposes of this Section 3(b), the term “Relevant Date” shall mean, during the term of Executive’s employment, any date falling during such time, and, for the period of time during the Restricted Period that falls after the date of any termination of Executive’s employment with the Company, the effective date of termination of Executive’s employment with the Company.

(iii)                         Non-Solicitation of Clients.  During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting the business of any client of the Company, in all such cases determined as of the Relevant Date (collectively, the “Clients”):

(A)                              with whom Executive had personal contact on behalf of the Company during the one-year period immediately preceding Executive’s termination of employment;

(B)                                with whom employees of the Company reporting to Executive have had personal contact on behalf of the Company and about such contacts the Executive was aware during the one-year period immediately preceding the Executive’s termination of employment; or

(C)                                with whom Executive had direct or indirect responsibility during the one-year period immediately preceding Executive’s termination of employment.

(iv)                        Non-Interference with Business Relationships.  During the Restricted Period, Executive will not interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company, on the one hand, and any Client, customers, suppliers, partners, of the Company, on the other hand, in any such case determined as of the Relevant Date.

(v)                           Non-Solicitation of Employees; Non-Solicitation of Consultants. During the term of Executive’s employment and during the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly (other than in the ordinary course of Executive’s employment with the Company on the Company’s behalf):

(A)                              solicit or encourage any employee of the Company to leave the employment of the Company; or

(B)                                hire any such employee who was employed by the Company as of the date of Executive’s termination of employment with the Company or who left the employment of the Company coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company; or

(C)           solicit or encourage to cease to work with the Company any consultant that Executive knows, or reasonably should have known, is then under contract with the Company.

c.                                       It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 3 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable (provided that in no event shall any such amendment broaden the time period or scope of any restriction herein).  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

4.                                       Intellectual Property.

a.                                       If Executive has created, invented, designed, developed, contributed to or improved any inventions, intellectual property, discoveries, copyrightable subject matters or other similar work of intellectual property (including without limitation, research, reports, software, databases, systems or applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to or during Executive’s prior and current employment with the Company, that are in connection with such employment (“Prior Works”), to the extent Executive has retained or does retain any right in such Prior Work, Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein to the extent of Executive’s rights in such Prior Work for all purposes in connection with the Company’s current and future business.

b.                                      If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, and at the Company’s sole expense, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

c.                                       Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works.  The records will be available to and remain the sole property and intellectual property of the Company at all times.

d.                                      Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works as set forth in this Section 4.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

e.                                       Except as may otherwise be required under Section 4(a) above, Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party which Executive knows or reasonably should have known is confidential, proprietary or non-public information or intellectual property of such third party without the prior written permission of such third party.  Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, Executives, agents and representatives from any breach of the foregoing covenant.  Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

f.                                         The provisions of Sections 4 and 5 shall survive the termination of Executive’s employment for any reason.

5.                                       Specific Performance.

a.                                       Executive acknowledges and agrees that in the course of Executive’s employment with the Company, Executive will be provided with access to Confidential Information, and will be provided with the opportunity to develop relationships with clients, prospective clients, employees and other agents of the Company, and Executive further acknowledges that such confidential information and relationships are extremely valuable assets of the Company in which the Company has invested and will continue to invest substantial time, effort and expense.  Accordingly, Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 3 or Section 4 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required to be paid or provided by the Company (other than any vested benefits under any retirement plan or as may otherwise be required by applicable law to be provided) and seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available; provided, however, that if it is subsequently determined in a final and binding arbitration or litigation that Executive did not breach any such provision, the Company will promptly pay any payments or provide any benefits, which the

Company may have ceased to pay when originally due and payable, plus an additional amount equal to interest (calculated based on the applicable federal rate for the month in which such final determination is made) accrued on the applicable payment or the amount of the benefit, as applicable, beginning from the date such payment or benefit was originally due and payable through the day preceding the date on which such payment or benefit is ultimately paid hereunder.

6.                                       Tax Provisions.

All payments due to Executive hereunder shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law.  Executive shall be solely responsible for income and earnings taxes imposed on Executive by reason of any cash or non-cash compensation and benefits provided hereunder.  No person connected with this Agreement, including but not limited to the Company, or its officers, directors, agents or employees, makes any representation, commitment or guarantee with respect to the Federal, state or local income, estate and/or gift tax treatment of any benefit paid hereunder including, without limitation, under Section 409A of the Code.

7.                                       Successors, Binding Agreement Entire Agreement.

a.                                       This Agreement shall not be assignable by the Executive.  This Agreement may be assigned by the Company to any affiliate or to any other person that is a successor in interest to all or substantially all of the business operations of the Company.

b.                                      This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and respective successors, heirs and permitted assigns.

c.                                       This Agreement sets forth the entire agreement and supersedes all prior agreements, written or oral, between the parties with respect to the subject matter hereof.

8.                                       Notices.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, on the next business day when sent by overnight courier service, and on the date of receipt when sent by postage prepaid mail with a return receipt requested, at the following locations (or at such other location for a party as shall be specified by like notice):

a.                                       If to the Company, to:

National Mentor Holdings, Inc.

c/o Vestar Capital Partners

245 Park Avenue, 41st Floor

New York, NY  10167

Attn:  General Counsel

Telecopy:  (212) 808-4922

with a copy to:

National Mentor Holdings, Inc.

313 Congress Street

Boston, MA 02210

Attn:  General Counsel

Telecopy:  (617) 790-4271

b.                                      If to Executive:

To the most recent address on file with the Company for the Executive.

9.                                       Amendments, Modifications, Waivers.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company.  The failure of a party to insist upon strict adherence to any term of the Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Agreement.

10.                                 Severability Inconsistent Provisions.

a.                                       If any provision of this Agreement is held to be invalid, unenforceable or inoperative, the remaining provisions hereof shall remain in full force and effect and this Agreement shall be reformed so as to give the fullest possible effect, consistent with applicable law, to the intent of the parties as set forth herein.

b.                                      In the event that any provision of any Executive benefit plan applicable to Executive conflicts or is inconsistent with any provisions of this Agreement, the provisions of such plan shall prevail and govern.

11.                                 Interpretation.

a.                                       The parties hereto acknowledge and agree that:  (i) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to their revision and (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Unless otherwise expressly provided herein, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.”  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.  All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

b.                                      The Company will interpret, construe, and administer the Agreement in a manner that satisfies the requirements of (a) Code § 409A(a)(2), (3) and (4), (b) Treas. Reg. § 1.409A-1 et seq., and (c)  other applicable authority issued by the Internal Revenue Service and the U.S. Department of the Treasury.  In addition, the parties shall cooperate fully with one another to ensure compliance with Section 409A of the Code, including, without limitation, adopting amendments to arrangements subject to Section 409A.

12.                                 Governing Law, Arbitration, etc.

a.                                       This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the Commonwealth of Massachusetts applicable to contracts made and performed entirely within such State.

b.                                      Except as otherwise provided in Section 5, the parties hereto agree that any disputes arising between them shall be submitted to binding arbitration in Boston, Massachusetts, pursuant to the rules and procedures prescribed by the American Arbitration Association (“AAA”) to resolve the dispute by arbitration.

c.                                       The parties hereby agree that the Company may bring any action seeking equitable relief in respect of Executive’s agreements under Section 3 or Section 4 in the state or federal courts of the State of Massachusetts.  Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such action in any such court, any claim that any such action brought in such a court has been sought in an inconvenient forum and the right to object, with respect to any such action brought in any such court, that such court does not have jurisdiction over such party.  In any such action, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, addressed to such party at its address set forth in Section 8 hereof.  Each party irrevocably waives, to the fullest extent permitted by law, all rights to trial by jury in any such action.

13.                                 Counterparts.  This Agreement may be executed (including by facsimile transmission) in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of December 31, 2008.

NATIONAL MENTOR HOLDINGS, INC.

By:
Edward M. Murphy
President and Chief Executive Officer

Executive:

[NAME]